Exhibit 99.1

For The Mills Corporation: Ken Volk, Corporate Communications (301) 968-6390	For Gazit-Globe Ltd. Ellen Barry/David Press Financial Dynamics (212) 850-5636/(212) 850-5743
Judith Wilkinson/Jeremy Jacobs Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

FOR IMMEDIATE RELEASE

THE MILLS AND GAZIT-GLOBE AGREE ON BOARD SLATE FOR NOMINATION

AT ANNUAL MEETING

Companies Also Agree to Terms of Confidentiality and Standstill Agreement

CHEVY CHASE, MD and TEL AVIV, ISRAEL (December 5, 2006) — The Mills Corporation (NYSE: MLS) and Gazit-Globe Ltd., (TASE: GLOB), Israel’s largest real estate investment company and one of The Mills’ largest stockholders, today announced that they have agreed on a slate of four nominees for election to The Mills’ board at its Annual Meeting of Stockholders to be held December 29, 2006.

The slate will include two new independent directors originally proposed by Gazit, Jon N. Hagan and Keith M. Locker, each of whom has extensive experience in the REIT industry. Mark S. Ordan, Chief Executive Officer and President of The Mills Corporation, will also be nominated to the board. S. Joseph Bruno, a current Mills director and the chairman of The Mills’ audit committee, will be re-nominated as part of the agreed slate.

Gazit and The Mills also announced that Gazit will enter into a confidentiality agreement with The Mills that includes a standstill provision that will last through March 30, 2007, subject to early termination upon the occurrence of certain circumstances. That confidentiality agreement will be filed with the U.S. Securities and Exchange Commission. Gazit has agreed to discontinue its efforts to nominate and solicit proxies to elect its own slate of directors to The Mills’ board.

“The Mills is very pleased that we were able to reach this agreement with Gazit and I look forward to joining Jon Hagan and Keith Locker on The Mills’ board,” said Mark Ordan. “The Mills’ board and management are committed to completing the strategic alternatives process and finding the best solution to maximize value for all of The Mills’ stockholders.”

The agreement to nominate the above slate of directors was part of a settlement approved by the Delaware Chancery Court today. The Court also ordered The Mills to hold its annual meeting on December 29, 2006, and that the shares of stock represented at that meeting, either in person or by proxy, shall constitute a quorum for purposes of the meeting, notwithstanding the quorum requirement of The Mills’ bylaws.

About The Mills Corporation

The Mills Corporation, based in Chevy Chase, MD, is a developer, owner and manager of a diversified portfolio of retail destinations, including regional shopping malls and market-dominant retail and entertainment centers. It currently owns 39 properties in the United States totaling approximately 48 million square feet. The Mills is traded on the New York Stock Exchange under the ticker: MLS. For more information, visit the Company’s website at www.themills.com.

Statements in this press release that are not historical - including, among other things, as to The Mills’ exploration of strategic alternatives and other transactions and steps - may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, The Mills can give no assurance that its expectations will be attained or that the exploration of strategic alternatives will result in any transaction and it is possible that our actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to The Mills’ various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K, for a discussion of such risks and uncertainties.

About Gazit-Globe

Gazit-Globe is a real estate investment company listed on the Tel Aviv Stock Exchange as part of the TA-25 Index. Gazit-Globe, directly and through subsidiaries and affiliates acquires, develops and operates income producing properties including shopping centers, retirement homes and medical office buildings in growth urban areas in North America, Europe and Israel. Its primary investment objective is the creation of value through long-term maximization of cash flow and capital appreciation from its growing real estate investments. With total assets (in market value) of over $8 billion, Gazit-Globe has interests in 474 properties. This includes 22 properties currently under development that consist of approximately 46 million square feet of gross leasable area.

Gazit-Globe Ltd. believes certain statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Gazit-Globe Ltd. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

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